SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

October 20, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for RX Bids. (the "Company") and have not rendered any opinion or reviewed the consolidate financials statements. Effective October 15, 2009, we were dismissed from the Company as principal accountants. We have read the Company's statements included its Form 8-K dated October 15, 2009, and we agree with such statements contained therein.

We cannot confirm or deny that the appointment of M & K CPA’s, PLLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, NV

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501